Exhibit 10.1

FIRST AMENDMENT TO

SNAP INTERACTIVE, INC. 2016 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO SNAP INTERACTIVE, INC. 2016 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of April 10, 2017, is made and entered into by Snap Interactive, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, the Company sponsors and maintains the Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “Plan”) in order to attract and retain the services of key employees, key contractors, and outside directors of the Company and its subsidiaries;

WHEREAS, the Company originally reserved fifteen million (15,000,000) shares of Common Stock for issuance under the Plan, subject to adjustment and increase as provided under the terms of the Plan;

WHEREAS, the Company subsequently approved a 1-for-35 reverse stock split of the Company’s Common Stock, effective as of January 5, 2017, after which, and in accordance with Article 11 of the Plan, the number of shares of Common Stock reserved for issuance under the Plan was reduced to four hundred thousand five hundred seventy-two (428,572) shares of Common Stock;

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time; and

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock that may be delivered pursuant to Awards under the Plan by an additional eight hundred seventy-one thousand four hundred twenty-eight (871,428) shares, for an aggregate maximum total of one million three hundred thousand (1,300,000) shares available under the Plan.

NOW, THEREFORE, in accordance with Article 9 of the Plan, and subject to the approval of the Company’s stockholders, the Company hereby amends the Plan, effective as of the date hereof, as follows:

1.       Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1       Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and subject to increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is one million three hundred thousand (1,300,000) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is two hundred thousand (200,000) shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2.       Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

Signature Page to the

First Amendment to 2016 Long-Term Incentive Plan